UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
December 29, 2006
(Date of earliest event reported)
Volcom, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51382 (Commission File Number)	33-0466919 (IRS Employer Identification No.)

1740 Monrovia Avenue, Costa Mesa, California (Address of principal executive offices)		92627 (Zip Code)
Registrant’s telephone number, including area code: (949) 646-2175

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
Item 8.01. Other Events.
SIGNATURE

Item 7.01. Regulation FD Disclosure.
The information furnished in Item 8.01, “Other Events” is also furnished pursuant to this Item 7.01.
Item 8.01. Other Events.
On December 29, 2006, Volcom, Inc. (“Volcom”) and The Irvine Company LLC entered into a lease agreement (the “Lease”) for an approximately 164,000 square foot distribution center located in Irvine, California (the “Distribution Center”).
Pursuant to the terms of the Lease, Volcom has agreed to lease the Distribution Center for an initial term of sixty (60) months commencing in approximately September 2007 (the “Initial Term”). In addition, Volcom has an option, subject to certain customary requirements, to renew the Lease for an additional sixty months post the Initial Term (the “Option Term”). During the first thirty (30) months and the last thirty (30) months of the Initial Term, the base rental rate for the Distribution Center shall be approximately $94,000 and $110,000 per month, respectively. The base rental rate during the Option Term, if exercised, shall be at the fair market value, as agreed upon by the parties. In addition, Volcom shall be responsible for its pro-rata share of certain operating expenses, including such items as property taxes, insurance and repairs, relating the office project in which the Distribution Center is located.
Volcom currently intends to warehouse and ship the majority of its products from its current distribution center through the end of 2007 and phase into the new Distribution Center so that during the first quarter of 2008 the majority of Volcom products will be warehoused and shipped from the new Distribution Center. Volcom currently anticipates that in 2008 it will convert the majority of its current distribution center to office and other space necessary to accommodate Volcom’s future growth.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volcom, Inc. (Registrant)
Date: December 29, 2006	By:	/s/ S. HOBY DARLING
S. Hoby Darling
Vice President of Strategic Development, General Counsel